Durham Jones & Pinegar, P.C. 111 East Broadway, Suite 900 P O Box 4050 Salt Lake City, Utah 84110 801.415.3000 801.415.3500 Fax www.djplaw.com

August 21, 2008

Board of Directors
RemoteMDx, Inc.
150 West Civic Center Drive, Suite 400
Sandy, Utah 84070

Gentlemen:

We have acted as counsel for RemoteMDx, Inc., a Utah corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of up to 675,000 shares of the Company’s Common Stock, par value $.0001 per share, which may be issued to employees, directors, or consultants of the Company pursuant to the terms of written compensation agreements (the “Compensation Agreements”) with Company directors, officers, employees or consultants. The aggregate of 675,000 shares to be registered under the Act are referred to herein as the “Shares.”

In connection with the foregoing, we have examined originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records of the Company and other instruments and documents as we have deemed necessary as a basis for the opinion hereinafter expressed.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Utah, the general corporate laws of the State of Utah, as applied by courts located in Utah, the applicable provisions of the Utah Constitution and the reported judicial decisions interpreting those laws, and the federal laws of the United States of America.

Based upon the foregoing and in reliance thereon, it is our opinion that the Shares described in the above-referenced Registration Statement, when issued pursuant to the terms of the Registration Statement, and the Compensation Agreements, as applicable, will be validly issued, fully paid and non-assessable.

This opinion is being furnished to you for your benefit and may not be relied upon by any other person without our prior written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement and the prospectus to be delivered thereunder.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Durham Jones & Pinegar

/s/ Durham Jones & Pinegar